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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference of our reports dated January 31, 2001, with respect to the consolidated financial statements and schedules of Time Warner Entertainment Company, L.P. ('TWE') and Warner Communications Inc. ('WCI'), and the consolidated financial statements of American Television and Communications Corporation (together with WCI, the 'TWE General Partners') for the year ended December 31, 2000, included in the Current Report on Form 8-K/A of AOL Time Warner Inc. dated January 11, 2001, in the Annual Report
(Form 10-K) of TWE for the year ended December 31, 2000. Such Form 10-K is incorporated by reference in the following TWE registration statements:

    1) No. 333-69221
    2) No. 333-70015

                                          /s/ ERNST & YOUNG LLP

New York, New York
March 28, 2001